Bayer Schering Pharma to develop new imaging compounds for detection of Neurodegenerative Diseases

Berlin - Bayer Schering Pharma AG has signed a license and option agreement with Taisho Pharmaceutical Co., Ltd., Nihon Nohyaku Co., Ltd., and the National Institute of Radiological Sciences (NIRS), Japan, to develop novel imaging compounds for the detection of neurodegenerative diseases such as Alzheimer's disease, Parkinson's disease and other disorders also associated with neuroinflammation such as multiple sclerosis.

"We are convinced that innovations in molecular imaging have the potential to fundamentally improve the diagnosis of neurodegenerative disorders, particularly Alzheimer's disease. Bayer Schering Pharma is already pursuing the development of tracers targeting amyloid plaques, a hallmark of this disease. Imaging of neuroinflammation as another important pathology will excellently complement these activities," said Dr. Hans Maier, Head of Business Unit Diagnostic Imaging at Bayer Schering Pharma. "This agreement underscores our commitment to Alzheimer patients by developing innovative diagnostic methods for the early detection of the disease."

Taisho Pharmaceutical Co., Ltd., Nihon Nohyaku Co., Ltd. and the National Institute of Radiological Sciences (NIRS) jointly own patent rights for a compound class that may be applied for various non-invasive imaging technologies, such as positron emission tomography (PET) scanning. Under the terms of the agreement Bayer Schering Pharma receives worldwide exclusive rights to develop and market the respective products for use with PET scanning technology.

Worldwide representative epidemiological surveys estimate that 24.3 million people suffer from dementia today with about 4.6 million new cases occurring every year. The number of people affected will double every 20 years to an estimated 81.1 million by 2040. Of these cases 50% to 75 % are associated with Alzheimer's disease (Ferri C.P. et al. Global prevalence of dementia: a Delphi consensus study. Lancet 2005; 366:2112-17).


Bayer Schering Pharma AG is a worldwide leading specialty pharmaceutical company. Its research and business activities are focused on the following areas: Women's Healthcare, Diagnostic Imaging, Specialized Therapeutics, Hematology/Cardiology, Primary Care, and Oncology. With innovative products, Bayer Schering Pharma aims for leading positions in specialized markets worldwide. Using new ideas, Bayer Schering Pharma aims to make a contribution to medical progress and strives to improve the quality of life.


Additional Information

About Taisho Pharmaceutical Co., Ltd.
Taisho Pharmaceutical Co., Ltd. is the leading non-prescription pharmaceutical company in Japan and has also been strengthening its research and development efforts in the area of prescription drugs. Taisho continues efforts to strengthen its prescription drug business through expansion of its novel original R&D and active collaboration with domestic and foreign pharmaceutical companies.

About Nihon Nohyaku Co., Ltd.,
Nihon Nohyaku Co., Ltd. is an agrochemical company listed on the Tokyo Stock exchange. Its core business is crop protection.

About the National Institute of Radiological Sciences (NIRS)
The National Institute of Radiological Sciences (NIRS) in Japan is a state-owned research institution.

Berlin,	January 19, 2007
or	(2007-0033-E)


This press release has been published by Global Corporate Communications of Bayer Schering Pharma AG, Berlin, Germany.

Contact:
Oliver Renner, Tel. +49 30 468 12431
E-Mail: oliver.renner@schering.de

Dr. Claudia Schmitt, Tel: +49 30 468 15805
E-Mail: claudia.schmitt@schering.de


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Aktiengesellschaft) has filed a solicitation/recommendation statement with the U.S. Securities and Exchange Commission with respect to the offer of
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shares and American depositary shares of Bayer Schering Pharma
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shares and American depositary shares of Bayer Schering Pharma
Aktiengesellschaft may obtain such solicitation/recommendation statement
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